                                                                   EXHIBIT 10.17


                             EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made and entered into as of the 31st day of December, 1996 by and among Artisan Acquisition Corporation, a Delaware corporation with an office for the transaction of business in California, located at 1755 Glendale Boulevard, Los Angeles, CA 90026 (the "Employer"), Decor Group, Inc., a Delaware corporation with an office for the transaction of business at 320 Washington Street, Mount Vernon, NY 10553 ("Employer's Parent" or "Decor"), and Dennis D. D'Amore, residing at 732 Panorama Road, Fullerton, CA 92831 (the "Employee").

         WHEREAS, Employee has substantial experience in the performance of executive, administrative, sales, marketing, accounting, manufacturing and other duties related to all aspects of the Employer's business, which consists primarily of manufacturing and distribution of decorative furnishings and accessories; and

         WHEREAS, the parties hereto wish to enter into an agreement for the employment of the Employee by the Employer upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1. Employment. Employer hereby employs Employee, commencing on or before January 6, 1997 ("Commencement") for the Employment Period, as hereinafter defined, as its President and Chief Operating Officer, reporting to the Employer's Board of Directors, which is presently composed of Max Munn, Michael Lulkin and Matthew Harriton, through its liaison, the Chairman of the Board of Directors, Max Munn. Employee hereby accepts such employment upon the terms and conditions, and for the compensation hereinafter set forth, and agrees to serve the Employer well and faithfully and to devote his best efforts to such employment during the Employment Period. During the Employment Period, Employee shall devote his full, complete and entire business efforts, time, attention and energies to the business activities of the Employer, to the exclusion of all other commercial activity, more specifically to increase Employer's sales and profits via internal growth, efficiency improvements and acquisitions.

2. Term; Termination. The term of this Agreement shall be from Commencement through June 30, 2000 and the granting of relevant Performance Options to Employee pursuant to Section 4.b. hereunder, subject to Employer's Right to Earlier Termination ("ERET"). For the

         purpose of this document, and notwithstanding any other provision of this Agreement, ERET provides that Employer may terminate Employee's employment, in Employer's sole and absolute discretion, prior to the completion of Employee's sixth (6th) full month of employment. If Employer exercises its rights to early termination under this provision, Employee shall be entitled solely to a lump sum payment of Twenty Five Thousand Dollars ($25,000.00) together with any unpaid balances due Employee through the date of termination pursuant to the Base Salary provisions of his Compensation, as hereinafter defined, and the reimbursement of any bona fide business expenses incurred by Employee on behalf of Employer in performing his duties hereunder and other pro rata benefits and reimbursements such as, but not limited to, automobile allowances due Employee through the date of termination, which will be paid to Employee concurrent with said termination. Employer may, at any time, terminate this Agreement immediately with "cause" upon written notice to Employee. "Cause" shall include one or more of the following: (i) the commission in the course of his employment by Employer of embezzlement, theft or other dishonest or fraudulent acts; (ii) conviction of a felony, whether or not committed in the course of his employment by Employer; (iii) immoral or reprehensible conduct which would make Employee's continued employment by Employer prejudicial to the interests of Employer or its affiliates; (iv) willful malfeasance or gross negligence which would tend to have a material adverse effect on Employer or its business; (v) persistent inattention or failure by Employee to discharge his duties and responsibilities; and (vi) the material breach by Employee of this Agreement which breach remains uncured for ten (10) days after written notice of such breach.

         Should Employer elect to terminate employment of Employee, other than for "cause" as herein above defined, and after ERET, Employee shall be entitled to a lump sum payment equal to fifty percent (50%) of the unpaid value of all Compensation for the full Term of this Agreement as defined in Section 3, but in no event shall this lump sum amount be less than twenty five thousand dollars ($25,000). In addition Employee shall be entitled to a pro rata portion of the Additional Compensation, as defined in Section 4. of this Agreement, for the remainder of the then current employment year of this Agreement. Such pro rata portion shall be calculated by multiplying thirty thousand (30,000) shares of Decor Group, Inc.'s common stock and thirty thousand (30,000) options to purchase shares of Decor Group, Inc.'s common stock, respectively, by the quotient derived when the number of days expired in the then current employment year is divided by three hundred sixty five (365). In addition the Employee shall be entitled to reimbursement of any bona fide business expenses incurred by Employee on behalf of Employer in performing his duties hereunder and other pro rata benefits and reimbursements such as, but not limited to, automobile allowances due

Employee through the date of termination, which will be paid to Employee concurrent with said termination. However, with respect to Annual Bonus #1 and Annual Bonus #2 of Section 3. ("Compensation"), Employee will only be entitled to a pro rata portion calculated based on the Fiscal year-to-date performance of Employer.

3. Compensation. As compensation for the performance by Employee of his obligations and duties under this Agreement, in any capacity including, without limitation, services as an executive, officer, director or member of any committee of Employer or any subsidiary, parent, affiliate or division of Employer, Employer shall pay to Employee during the Employment Period:

         a. Base Salary. An amount equal to One Hundred Thousand Dollars ($100,000.00) per annum in twenty four (24) equal payments, paid twice per month after Commencement. Employer's Board of Directors will review Employee's Base Salary annually in order to determine whether to increase Base Salary. Any such increase will be effective on, and retroactive to, the respective anniversary of Commencement.

         b. Annual Bonus #1. An amount equal to ten percent (10%) of Employee's Base Salary earned in the Base Measurement Period, which is defined for the purpose of this Agreement as the twelve (12) months preceding the last day of March, which is the end of Employer's Fiscal Year, provided Employer's Net Profit Before Taxes, excluding all costs recorded by the Employer as a result of its issuance of the Signing Bonus pursuant to Section 4(a) hereof ("NPBT"), in the Base Measurement Period equals or exceeds the NPBT of Employer in the twelve (12) months preceding the

             Base Measurement Period.

         c. Annual Bonus #2. An amount equal to Five Percent (5%) of Employer's increases in NPBT in the Base Measurement Period over the twelve (12) months preceding the Base Measurement Period. However, said Bonus #2 will in no event exceed Forty Percent (40%) of Employee's Base Salary earned in the Base Measurement Period.

             NPBT shall be determined by Employer's regularly retained certified public accountants, whose calculations and determination shall be binding on the parties hereto. Bonuses #1 & 2 shall be paid to Employee within thirty (30) days of said accountants' calculations and determinations.

4. Additional Compensation. Provided that this Agreement has not been terminated in accordance with ERET, Decor will issue Employee shares of the common stock of Decor ("Common Stock") and options to purchase shares of Common Stock as later defined herein.

         a. Signing Bonus. On the date of Commencement and on each of January 2, 1998 and January 2, 1999 (the "Grant Dates"), the Employee shall receive, so long as Employee continues to be employed by the Employer and NPBT in the Base Measurement Period equals or exceeds the NPBT of the Employer in the twelve (12) months preceding the Base Measurement Period, options (the "Initial Options") to purchase thirty thousand (30,000) shares of Common Stock at an exercise price equal to one hundredth of one cent ($.0001) per share for a period of six (6) years following relevant Grant Date which Initial Options to be substantially in the form of the Option Agreement to be delivered to Employee by no later than January 15, 1997. The shares of Common Stock issuable upon exercise of the Initial Options shall be registered by Decor with the Securities and Exchange Commission for sale to the public and twenty percent (20%) of the Initial Options shall vest on each annual anniversary following the relevant Grant Date.

         b. Performance Options. Employee shall be entitled to receive a performance bonus in the form of stock options based upon the Employer's financial performance during each of the Employer's fiscal years ending March 31, 1998, 1999 and 2000. So long as Employee is employed by the Employer, Employee shall receive options to purchase thirty thousand (30,000) shares of Decor's Common Stock under the terms of Decor's 1996 Stock Plan (the "Performance Options"), immediately following the completion of the calculation of the Employer's financial results for the relevant fiscal year; provided however, Employee shall not be entitled to receive Performance Options for the relevant fiscal year in the event that the Employer's NPBT (as reflected on the Employer's financial statements) do not exceed one hundred fifteen percent (115%) of the Employer's NPBT for the preceding fiscal year. The Performance Options shall be exercisable for a period of one (1) year following the date of grant at an exercise price equal to the average closing price as reported on the NASD OTC Bulletin Board or any other public exchange which may then be the primary market for the shares of Common Stock for the twenty (20) trading days ending two (2) trading days prior to the date the Performance Options are granted to Employee. In the event that an active market in the stock does not exist, then the Board of Directors of Decor shall set the exercise price of the Performance Options equal to the fair value of the shares of Common Stock as determined in the Board's discretion.

5.                Expense Reimbursement.

         a. Travel & Entertainment. Employer shall reimburse Employee for all authorized reasonable and necessary expenses incurred by him in performing his duties for the Employer, including without limitation, travel and entertainment expenses within approved budgetary amounts. Travel reimbursement will include an automobile allowance of Three Hundred Fifty Dollars ($350.00) per month, payable on the fifteenth (15th) day of each month or the first (1st) business day following the fifteenth
             (15th) of the month in the event the fifteenth (15th) day of the month does not fall on a business day.

         b. Relocation. Provided that Employer has not exercised its rights to terminate Employee's employment pursuant to ERET as provided herein, Employer will reimburse Employee for moving expenses Employee may incur pursuant to Employee's relocation of his residence closer to Employer's place of business, in an amount not to exceed Five Thousand Dollars ($5,000.00), upon submittal by Employee of evidence of such moving expenditures.

6. Benefits. Employee and Employee's family shall be entitled to receive or participate in all fringe benefits which are provided or made available by Employer, on the same terms and conditions as they are furnished to other of Employer's senior executive personnel and their families so long as such benefits do not result in prohibitive or excessive costs to the Employer. By way of example, and neither indicative nor inclusive, such benefits may include medical, dental, optical, life and/or long term disability insurances, retirement plans, etc.

7. Vacation. Employee shall be entitled to two (2) weeks paid vacation each year of the Employment Period. The vacation is to be taken at such time or times, and for such duration, as Employee and Employer shall determine, provided, however, that such vacation shall not unduly interfere with the performance by Employee of his duties and responsibilities hereunder.

8. Confidentiality. Employee will not disclose to third parties any information or documents which are confidential and proprietary to Employer except in furtherance of the Employer's business.


9. Covenant Not to Compete. Employee will not compete with Employer during the term of this agreement, and in the even that Employee is terminated for "cause" , for an additional one (1) year period following the date of termination. Competition shall include ownership, directly or indirectly, by Employee or any member of his family of shares of stock or any equity or loan interest in a business which competes directly or indirectly with Employer. The terms of this Section (Section 9.-"Covenant Not to Compete") shall also apply to entities which are or which may become affiliated with Employer only in the event that Employee becomes operationally involved in any such affiliate.

10. Enforcement. Any provision of this Agreement which is finally determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such provision and jurisdiction only, be deemed severed to the extent of such prohibition on unenforceability, and, subject to such severance, this Agreement shall continue in force and effect in accordance with its other terms and conditions.

11. Entire Understanding. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and shall not be modified, amended or terminated except as provided herein or by written instrument signed by both parties hereto. No party is acting in reliance upon any representations or guarantee of the other, aside from those explicitly provided for in this Agreement.

                  The failure by any party hereto to object to any breach of this Agreement, or to enforce at any time or for any period any provision of this Agreement, shall not constitute a waiver of such provision or of such party's rights or remedies, or a consent to the modification of the Agreement.

                  For the purposes of this Agreement, "breach" by the Employer s hall also be defined to include the Employer's parent corporation's (Decor Group, Inc.) failure to comply with it's obligations under the terms of this Agreement which relate to Additional Compensation (Section 4. hereof) and common stock and option to purchase common stock compensation as defined in Term; Termination (Section 2. hereof).

12. Successors and Assigns. This Agreement shall not be assignable by the Employee but it is binding upon and shall inure to the benefit of the parties hereto and Employee's heirs and personal representative, and upon and to the benefit of Employer's successors and assigns.

13.               Notices.  All notices hereunder must be given by certified mail or overnight courier if to the Employer addressed to it c/o Interiors, Inc. 320 Washington Street, Mount Vernon, NY 10553,
         Attention: Max Munn; and if to the Employee addressed to him at 732 Panorama

         Road, Fullerton, CA 92831.

14. Governing Law. Any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations of the parties hereto shall be settled and determined in the State of New York before a court of competent jurisdiction.

                  The validity, construction and performance of this Agreements shall be governed by and interpreted in accordance with the laws of the State of New York.

15. Headings. The headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

16. Counterparts. This Agreement may be signed in counterparts, all of which when taken together as a whole shall constitute a valid and binding agreement of the parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DECOR GROUP, INC.                              ARTISAN ACQUISITION CORPORATION

By:  /s/ Max Munn                              By:  /s/ Max Munn
     ----------------------                         -------------------------
     Max Munn, President                            Max Munn, President

                                                    Dennis D. D'Amore
                                                    -------------------------
                                                    DENNIS D. D'AMORE